Exhibit 10.1
CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (this “Agreement”) is entered into as of July 29, 2026 (the “Settlement Effective Date”), by and between Alexion Pharma International Operations Limited, an Irish limited company having a principal place of business at College Business & Technology Park, Blanchardstown, Dublin 15, Ireland (successor-in-interest to Alexion Pharmaceuticals, Inc.) (“Alexion”), and Xencor, Inc., a Delaware corporation, having a principal place of business at 465 North Halstead Street, Suite 200, Pasadena, CA 91107 (“Xencor,” and together with Alexion, the “Parties,” and each, a “Party”).
RECITALS
WHEREAS, Alexion and Xencor are parties to an Option and License Agreement effective January 28, 2013 (together with the First Amendment thereto dated June 14, 2019, and the Second Amendment thereto dated November 28, 2022, the “License Agreement”);
WHEREAS, a dispute has arisen between the Parties regarding payment or non-payment of royalties from Net Sales of any Product in the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement;
WHEREAS, the Parties wish to avoid the costs and expenses of litigation and to resolve their differences as provided in this Agreement, without modifying the License Agreement;
NOW, THEREFORE, for and in consideration of the mutual promises and covenants and for other good and valuable consideration as reflected herein, the receipt and validity of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.Defined Terms and Recitals. The defined terms and Recitals set forth above are incorporated herein by reference and are intended to be binding upon the Parties as part of this Agreement. All capitalized terms not defined herein shall have the meaning ascribed to them in the License Agreement.
2.Settlement Amount.
a.Within fourteen (14) days following the Settlement Effective Date, Alexion shall make a payment of $52,500,000.00 (United States Dollars) by wire transfer in immediately available funds to an account designated by Xencor (the “First Payment”). Xencor shall facilitate the wire by providing requested account information, any necessary confirmations or verifications, any necessary tax or other forms, and/or any other reasonable assistance requested by Alexion.
b.Within fourteen (14) days following the one-year anniversary of the Settlement Effective Date, Alexion shall make a payment of $52,500,000.00 (United States Dollars) by wire transfer in immediately available funds to an account designated by Xencor (the “Second Payment”). Xencor shall facilitate the wire by providing requested account information, any necessary confirmations or verifications, any necessary tax or other forms, and/or any other reasonable assistance requested by Alexion.
c.If Xencor does not receive the First Payment or the Second Payment before the due date, Xencor may charge a late fee on the amount outstanding, which shall be the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, until such payment is made in full.
3.Release and Discharge by Xencor. As of the receipt of the First Payment, Xencor, on behalf of itself and its respective current and former officers, directors, stockholders, employees, agents, contractors, insurers, predecessors, successors, parent and affiliated companies, subsidiaries, assigns, attorneys, and any other person or entity claiming by or through it (collectively, the “Xencor Releasing Parties”), hereby fully releases, acquits, and discharges Alexion, and its corresponding officers, directors, stockholders, employees, agents, contractors, insurers, predecessors, successors, parent and affiliated companies, subsidiaries, assigns, and attorneys (collectively, the “Alexion Released Parties”), from any and all claims, demands, causes of action, suits, debts, damages, obligations, liabilities, liens, expenses (including attorneys’ fees and costs actually incurred), and losses of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, fixed or contingent, that the Xencor Releasing Parties, collectively and/or individually, now have, ever had, or may have as of the Settlement Effective Date arising from payment or non-payment of royalties relating to Net Sales of any Product in the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement or otherwise.
Xencor expressly waives, relinquishes, and releases any and all provisions, rights, and benefits conferred by or under California Civil Code § 1542 (or any similar, comparable, or equivalent law or provision), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Xencor acknowledges that it may discover facts in addition to or different from those known or believed to be true with respect to the claims released herein, but it is Xencor’s intention to completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims arising from or related to payment or non-payment of royalties for Net Sales of any Product in the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement or otherwise, whether known or unknown, suspected or unsuspected, which now exist, heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. Xencor acknowledges that the inclusion of this paragraph was separately bargained for and was a key element of this Agreement and was relied upon by Alexion in entering into this Agreement.

4.Forfeiture and Covenant by Xencor. As of the receipt of the First Payment, Xencor forfeits any rights or claims it has or may have in the future arising from or related to payment or non-payment of royalties for Net Sales of any Product in the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement or otherwise. Xencor covenants and represents that it will not seek any remuneration from Alexion for Net Sales of any Product in the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement or otherwise, provided that Xencor reserves the right to enforce Alexion’s payment obligations under Section 2 of this Agreement.
5.Rights Retained by Xencor. Xencor specifically retains, and does not forfeit and/or release, its rights under this Agreement or under the License Agreement, except for those arising from payment or non-payment of royalties for Net Sales of any Product in the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement. Without limiting the foregoing, Xencor specifically retains its rights to receive payments under this Agreement and to receive royalties for Net Sales of any Product outside the United States by Alexion, its Affiliates or Sublicensees pursuant to Section 5.6 of the License Agreement.
6.Rights Retained by Alexion. Alexion retains, and does not forfeit and/or release, any of its rights under the License Agreement.
7.Tax Treatment. The Parties acknowledge and agree that the First Payment and the Second Payment are being made solely to resolve a commercial dispute between the Parties (as further described in the Recitals), and that each Party shall treat the First Payment and Second Payment accordingly for tax and accounting purposes. Nothing in this Agreement constitutes tax advice, and each Party is responsible for its own tax obligations.
8.Confidentiality. The Parties agree that the settlement negotiations between them leading to this Agreement and the terms of this Agreement shall be maintained as confidential, except:
a.As may be required by applicable law or regulation, including any reporting requirements under regulations of the United States Securities and Exchange Commission or applicable stock exchanges with at least four (4) calendar days’ notice of any such required disclosure given to the other Party hereto prior to any such disclosure; provided, however, that the Parties may disclose the terms of this Agreement to federal and state taxing authorities for the purpose of completing tax returns without notice or further consent of the other Party hereto.

b.To the Parties’ respective auditors, accountants, and attorneys, provided that those parties agree to abide by this confidentiality provision of this Agreement.

c.To the Parties’ respective officers, directors, employees, attorneys, accountants or agents with a specific need to know the terms hereof for a purpose relating to that Party’s compliance with the terms hereof, provided that those parties agree to abide by the provisions of this confidentiality provision of this Agreement.

Any Party may disclose the terms hereof in any proceeding to enforce the terms, or otherwise arising from a claimed breach, of this Agreement.

d.Xencor may disclose the terms hereof to OCM IP Healthcare Portfolio LP (as assignee of OCM Life Sciences Portfolio LP) and its auditors, accountants, and attorneys, provided that those parties agree to abide by this confidentiality provisions of this Agreement.

9.Drafting. The Parties agree that this is a negotiated Agreement and that no term of this Agreement shall be considered to have been drafted by any Party for purposes of construction of the Agreement.
10.Amendments; Waivers. To be valid and binding, any modifications, alterations, or changes of any nature whatsoever to this Agreement must be in writing and signed by both Parties. No failure to exercise, and no delay in exercising, any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
11.Representations and Warranties. Each Party represents, warrants, covenants, and agrees that: (i) it has all requisite power and authority to execute and deliver this Agreement and to take the actions contemplated by this Agreement; (ii) it has taken all necessary action to authorize the execution, delivery, and performance of this Agreement; (iii) this Agreement constitutes a legal, valid, and binding obligation of each Party; (iv) the execution, delivery, and performance of this Agreement will not, to the best of the Parties’ knowledge and belief, result in any violation of or be in conflict with any governing document or applicable agreement, order, judgment, decree, statute, rule, or regulation; and (v) the persons executing this Agreement and the releases included herein are authorized to execute this Agreement on behalf of the Party for whom they are signing and thereby to bind their principals.
12.Governing Law. The Parties covenant and agree that this Agreement is to be governed solely by the laws of the State of Delaware without regard to conflicts of law principles.
13.Dispute Resolution. Any suit, action or proceeding arising out of or relating to this Agreement (a “Proceeding”) shall be commenced solely in either the Superior Court of the State of Delaware or the Court of Chancery of the State of Delaware (either, the “Court”) as appropriate. Each Party: (i) irrevocably submits to the personal jurisdiction of the Court, as well as to the jurisdiction of all courts to which an appeal may be taken from such Court, in any Proceeding arising out of or relating to this Agreement; and (ii) agrees to not deny or attempt to deny or defeat such personal jurisdiction by motion or other request. Each Party waives any defense of inconvenient forum to the maintenance of any Proceeding brought in accordance with this section. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH ACTION.
14.Voluntary Agreement. The Parties agree that they have had the advice of counsel in connection with the negotiation of this Agreement and have had the consequences of both settling and not settling explained to them. The Parties represent and warrant that they have read this Agreement and fully understand and voluntarily accept its terms.
15.Further Assurances. The Parties agree to execute such other documents and take such other action as may be reasonably necessary to ensure that the obligations and purposes of this Agreement are satisfied.
16.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect thereto; provided however, that the License Agreement remains in force and in effect, subject to the terms of this Agreement. With respect to the subject matter of this Agreement, none of the Parties shall be bound by any conditions, inducements, or representations other than as expressly provided for herein or as fully set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of each of the Parties. Each Party acknowledges and agrees that no Party to this Agreement has made representations, promises, assurances, and so forth outside of those contained in this Agreement, and each Party expressly agrees and represents that it has not relied on any representation, promise, assurance, and so forth outside of this Agreement.
17.Binding Effect; Copies. This Agreement becomes binding as of the Settlement Effective Date. Signed copies (and counterparts) of this Agreement shall have the same effect as the executed original. The parties agree that this Agreement may be executed using electronic signatures with copies being exchanged by electronic mail.
18.Headings. Section headings are for convenience only and shall not affect the interpretation of this Agreement.
19.Attorneys’ Fees and Costs. The Parties agree to bear their own attorneys’ fees and costs incurred in connection with the events giving rise to this Agreement and negotiation and execution of this Agreement.
20.No Admission of Liability. The Parties are entering into this Agreement solely for the purpose of avoiding the expense, risk, and inconvenience of, and the disruption caused by, a dispute. Nothing contained herein shall be construed as an admission of liability or of the validity of any claim or defense, and neither this Agreement, nor any of its terms or provisions or the negotiation thereof, shall be construed as or deemed in any judicial, non-judicial, arbitration, or other proceeding to be evidence of, or a presumption, concession, or admission by anyone of, the truth of any fact alleged or the validity of any claim or defense that has been, could have been, or in the future might be, asserted, or of any liability, fault, wrongdoing, and so forth, of any Party.

21.Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, present and future parents, subsidiaries and affiliates, heirs, successors, and assigns.
22.Unenforceability. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the Parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.
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Alexion Pharma International Operations Limited	Xencor, Inc.
Signature: /s/ SHANE DOYLE By: Shane Doyle	Signature: /s/ BASSIL DAHIYAT By: Bassil Dahiyat
Its: SVP Operations	Its: President & CEO